EXHIBIT 10.7

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Amendment”) is made and entered into as of March 17, 2014, by and between the Federal Home Loan Bank of Seattle, a federally chartered corporation (“FHLBS”), and Glen Simecek (“Executive”).
R E C I T A L S
A.FHLBS has determined that it is in its best interests, and the best interests of its shareholders, to assure the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1.2).
B.To reduce the personal uncertainties to Executive associated with a pending or threatened Change in Control, and to encourage Executive’s continued dedication to FHLBS currently and in the event of a pending or threatened Change in Control, FHLBS wishes to provide Executive with compensation and benefits due to a specified termination of employment upon a Change in Control, in amounts that are competitive with those of similarly situated employees at comparable business, subject to the terms of this Agreement.
A G R E E M E N T

1.	Definitions
1.1    “Cause” shall mean FHLBS’s termination of Executive’s employment because Executive:

(a)	shall have been convicted of (or pled guilty or nolo contendere to ) a felony or any crime involving dishonesty or fraud; or

(b)	shall have committed willful acts of misconduct that materially impair the goodwill or business of FHLBS or cause material damage to its property, goodwill, or business, monetarily or otherwise; or

(c)	shall have a willful and continued failure to perform his material duties; or

(d)
shall fail or refuse to comply with valid and lawful directives of FHLBS’s Board of Directors or the person to whom the Executive reports so long as such directives are not inconsistent with Executive’s position and duties; or

(e)
shall have willfully violated any material policies of FHLBS contained in the FHLBS Code of Ethics or other material policies published by FHLBS to the extent such acts would provide grounds for a termination for Cause with respect to other employees.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive without reasonable belief that the Executive’s action or omission was in the best interest of FHLBS. A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. FHLBS shall give the Executive written notice (“Notice of Cause for Termination”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies.
1.2     “Change in Control” shall mean the occurrence of any of the following events:

(a)
FHLBS is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of FHLBS immediately prior to such transaction, including voting securities issuable upon exercise or conversion of options, warrants or other securities or right, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; or

(b)
A sale of the stock of FHLBS, after which the holders of voting securities of FHLBS immediately prior to such sale, including voting securities issuable upon exercise of conversion of options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of FHLBS; or

(c)
The composition of the Board of Directors of FHLBS (“the Board”) changes such that the individuals who were members of the Board on the Notice of Potential Transaction Date cease to comprise a majority of the Board;

(d)
FHLBS sells or otherwise transfers all or substantially all of its assets to any other entity, in one or more related transactions, after which the holders of voting securities of FHLBS immediately prior to such sale, including voting securities issuable upon exercise or conversion of options, warrants or other securities or right, hold (directly or indirectly) less than a majority of the combine voting power of the then-outstanding securities of the purchasing entity; or

(e)	FHLB’s termination of its business and liquidation of assets.
1.3    “Change in Control Period” shall mean the period commencing on the Effective date and ending upon the completion of twenty-four (24) consecutive months following the Effective Date.

1.4    “Change in Control Termination” shall mean a termination of Executive’s employment with FHLBS, within the Change of Control Period, under the following circumstances: (i) a Good Reason Termination (as defined below) occurs, or (ii) FHLBS terminates Executive’s employment other than for Cause (as defined above), death, or permanent and total disability.
1.5    “Effective Date” shall mean the first date on which a Change in Control (as defined in Section 1.2 above) occurs. If Executive’s Termination Date (as defined below) is prior to the date on which the Change in Control occurs, and if Executive reasonable demonstrates that his termination of employment (i) was at the request of a third party who has taken steps reasonable calculated to effect the Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to Executive’s Termination Date.
1.6.    “Good Reason Termination” shall mean Executive’s voluntary termination of his employment with FHLBS for one of more of the following reasons:

(a)	the assignment of ongoing duties to Executive that are materially inconsistent with Executive’s position; or

(b)	any material diminution in the Executive’s authority or responsibilities; or

(c)
a material reduction in the Executive’s base salary, bonus opportunity under applicable incentive compensation plans, or retirement plan benefits, unless such reduction is made as part of a nondiscriminatory cost reduction plan applicable to the Company’s total compensation budget; or

(d)	a material change by FHLBS in the geographic location at which the Executive is required to perform his services; or

(e)	a material diminution in the budget over which the Executive retains authority; or

(f)	a material diminution in authority, duties or responsibilities of the person to whom the Executive reports; or

(g)	a material breach of this agreement by the FHLBS.
If (i) Executive provides written notice to FHLBS of the existence of circumstances that would justify a Good Reason Termination within ninety (90) days after Executive has knowledge of the circumstances, which notice shall specifically identify the circumstances that Executive believes justify a Good Reason Termination; (ii) FHLBS fails to correct the circumstances within thirty (30) days after receiving such notice; and (iii) Executive resigns within fifteen (15) days after the FHLBS fails to correct such circumstance; then Executive’s termination shall be considered to have been a Good Reason Termination for purposes of this Agreement.
1.7    “Notice of Potential Transaction Date” shall mean the date on which the Executive is notified of a potential Change of Control transaction involving FHLBS.

1.8    “Payment Date” shall mean the date that is five (5) days after the end of any applicable revocation period following Executive’s return of an executed copy of the general release of claims, as described in Section 2.1 below, to FHLBS; provided that if the Termination Date occurs in the month of November or December, the Payment Date shall be no sooner than January 1 of the subsequent calendar year.
1.9    “Termination Date” shall mean the date on which Executive’s employment with FHLBS terminates.
1.10    “Accrued Obligations” shall mean the following accrued obligations, which are to be paid to the Executive upon termination of his employment:

(a)	Executive’s then current annual base salary through the Termination Date; and

(b)
Any bonus or incentive compensation previously earned but not yet paid, including, consistent with FHLBS standard practice for an involuntary termination, without cause, an amount equal to a pro rated portion of Executive’s target level incentive bonus for the year in which the Termination Date occurs which would have been paid out in the first quarter of the succeeding calendar year (with such pro rated portion based on the number of days in the calendar year Executive was employed prior to the Termination Date); and

(c)	Any accrued but unused vacation pay that would be payable under the standard FHLBS policies.
2.    Change in Control Severance Benefits; Retention Benefits.
2.1    Severance Benefits upon Change in Control Termination. Upon a Change in Control Termination, FHLBS shall provide Executive the following severance benefits, in addition to payment of the Accrued Obligations, provided Executive signs and does not revoke, within 60 days of his Termination Date, a general release of claims (exclusive of claims for indemnification or vested benefits under FHLBS benefit plans) in a form acceptable to FHLBS:

(a)
FHLBS shall pay to Executive on the Payment Date, in a cash lump sum, an amount that, when combined with any amount payable under any applicable FHLBS severance policy (which severance shall also be paid on the Payment Date) equals two (2) times the sum of i) the Executive’s then annual base salary, and ii) an amount equal to the portion of the target level incentive bonus for the year in which the Change in Control occurs which, if earned, would have been paid out in the first quarter of the succeeding calendar year.

(b)
FHLBS shall pay to Executive, at the time specified in (a) above, an amount equal to the difference between (i) the lump sum pension benefit to which Executive would have been entitled under the FHLBS defined benefit pension plans (either the combination of (x) the Pentegra Defined Benefit Retirement Plan and (y) the Retirement Benefit Equalization Plan or the

Executive Supplemental Retirement Plan, whichever Executive is covered by) if Executive were to be credited with an additional two years of pension service to the Executive’s credited pension service as of Executive’s Termination Date as though Executive remained employed by the FHLBS during that two year period and giving effect to both service and age vesting, as applicable, and (ii) the lump sum pension benefit to which Executive is entitled under the FHLBS defined benefit pension plan(s) in accordance with the formula(s) provided in such pension plan(s). (For purposes of making the calculation in (i) above, Executive will be presumed to have had an annual base salary during the additional years of pension service equal to Executive’s annual base salary on Executive’s Termination Date and to have earned a bonus equal to Executive’s target level incentive bonus on such Termination Date.)

(c)	FHLBS shall also pay the Executive, at the time of specified in (a) above, an additional sum of $40,928.

(d)
Executive and his eligible dependents shall have the right to continue to participate in the FHLBS group health care benefit (medical, dental, vision) plans, or such comparable plans of any successor to FHLBS, for a period of eighteen (18) months following the Termination Date in the same manner as made available to other similarly situated terminated employees.

(e)	FHLBS shall also pay the Executive, at the time specified in (a) above, an additional sum of $15,000 to help defray amounts incurred for outplacement counseling services.
2.2    Termination for Cause or Other than Good Reason. If FHLBS terminates Executive’s employment for Cause or Executive voluntarily terminates employment under circumstances that do not constitute a Good Reason Termination, or Executive’s termination is beyond the Change in Control Period, Executive shall receive the Accrued Obligations but then this Agreement shall terminate without further obligations to the Executive.
2.3    Termination Upon Death or Permanent and Total Disability. The parties expressly agree that Executive’s termination of employment because of his death or permanent and total disability (which for purposes of this provision shall be as determined under the FHLBS long-term disability plan or any successor plan) shall not trigger benefits under this Agreement.
3.    Golden Parachute Limitation. The parties agree and acknowledge that their intent is that benefits under this Agreement Shall not constitute an “excess parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would trigger an excise tax under Code § 4999. To give effect to that intent, and notwithstanding any other provision of this Agreement to the contrary, if the value of any compensation (in whatever form) provided pursuant to this Agreement is counted as a “parachute payment” within the meaning of § 280G(b)(2) of the Code, and the value of all such parachute payments would exceed 299% of the “base amount” applicable to the Executive under § 280G of the Code, then the amount of any severance benefit payable under this Agreement shall be reduced to the extent necessary so that the sum of such parachute payments equals exactly 299% of the Executive’s base amount.

4.    Withholding Taxes. In connection with payments under this Agreement, FHLBS shall withhold any income and employment taxes required under applicable law.
5.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Washington.
6.    No Set-off; No Duty of Mitigation. There shall be no right of setoff or counterclaim with respect to any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Executive under this Agreement. In the event of any termination of Executive’s employment, Executive shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Executive hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Executive.
7.    At-Will Employment. Nothing in this Agreement alters Executive’s at-will employment relationship with FHLBS.
8.    Dispute Resolution.
8.1    Any controversy, claim or dispute of whatever nature arising from or relating to this Agreement shall be resolved by the parties through direct discussions, then confidential mediation, or if such mediation is unsuccessful, final and binding confidential arbitration.
8.2    First, Executive and an appropriate representative of FHLBS must engage in direct discussions, which may or may not include counsel, to discuss and attempt to resolve the dispute(s). If such direct discussions do not resolve the dispute, the parties will then attempt to mediate the dispute before a neutral mediator agreed upon by the parties. If the parties cannot agree on a mediator within fifteen (15) days after either party provides the other with written notice of a dispute to be resolve pursuance to this paragraph, then Judicial Dispute Resolution LLC of Seattle (JDR) shall be asked to designate a mediator who is available to conduct a mediation as soon as possible.
8.3    If such mediation is not successful, the dispute will be promptly submitted to final and binding confidential arbitration before a single neutral arbitrator agreed upon by the parties. Any such arbitrator shall have at least five years’ experience in such capacity. If the parties are unable to agree on an arbitrator within 10 calendar days, such an arbitrator shall be appointed by the JDR pursuant to its procedures. Demand for arbitration shall be in writing, delivered as a notice as described in Section 1 below. The hearing shall be conducted within 120 days after the arbitrator’s appointment, unless otherwise agreed in writing by the parties. The arbitrator shall render a written decision within 30 days after completion of the hearing. The arbitration shall be held in Seattle, Washington or in such other place as may be agreed upon at the time by the parties.
8.4    The expenses of the arbitration proceeding shall be borne by FHLBS, but the arbitrator’s award may provide that Executive shall reimburse FHLBS for an equitable share of such expenses if Executive is not the prevailing party on any of the issues involved in such arbitration. FHLBS shall pay for and bear the cost of its own and Executive’s experts, evidence and counsel in such arbitration proceeding, but the arbitrator’s award may provide that, in addition to any other amounts or relief due to FHLBS, Executive shall reimburse FHLBS on demand for all of such costs of Executive’s experts, evidence and counsel initially incurred by FHLBS, to the extent the award finds such costs properly allocable to any issue(s) in dispute as to which the award indicates FHLBS to be the prevailing party.

8.5    If there shall be any dispute between FHLBS and the Executive regarding (i) whether a termination has been for Cause, or (ii) whether a termination has been a Good Reason Termination, then, FHLBS need not pay the benefits of Section 2.1 unless and until there is a final, non-appealable decision of an arbitrator as provided above declaring that such termination was for Cause or constituted a Good Reason Termination (as the case may be).
9.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to and any change of control severance compensation, and supersedes all, understandings and arrangement, both oral and written, between the parties hereto with respect to such subject matter.
10.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
11.    Amendment; Modification; waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by FHLBS and Executive.
13.    Binding on Successors. This Agreement shall be binding on any successors and assigns of FHLBS, including without limitation any person, partnership, company or corporations that may acquire FHLBS or the assets of FHLBS or with or into which FHLBS may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of Executive, his heirs, administrators, executors, successors and assigns.
14.    Notices. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested, or overnight delivery service with proof of delivery, and addressed as follows:

a. If to FHLBS:	Federal Home Loan Bank of Seattle
1001 Fourth Avenue, Suite 2600
Seattle, WA 98154
Attn: Chief Counsel

b. If to Executive:    Glen Simecek
12015 NE 61st
Kirkland, WA 98033

Either party may change the address herein specified by giving to the other, written notice of such change as provided in this Section 13.
15.    Code Section 409A. This Agreement is intended to comply and should be interpreted and construed in a manner consistent with the provisions of the Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of this Agreement would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to the Executive, such provision shall, without the necessity of further action by the Board of Directors of FHLBS or its successor, be deemed null and void.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

FEDERAL HOME LOAN BANK OF
SEATTLE

By:
Michael L. Wilson
President and CEO

EXECUTIVE

Glen Simecek